As filed with the Securities and Exchange Commission on October 9, 2018

1933 Act File No. 333-209022

1940 Act File No. 811-23129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 7	☒

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 9	☒

NexPoint Real Estate Strategies Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

300 Crescent Court, Suite 700

Dallas, Texas 75201

(Address of Principal Executive Offices)

(972) 628-4100

(Registrant’s Telephone Number, including area code)

Mr. Brian Mitts NexPoint Real Estate Strategies Fund 300 Crescent Court, Suite 700 Dallas, Texas 75201	Copies of Communications to: George Zornada, Esq. K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111
(Name and Address of Agent for Service)

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form N-2 (File Nos. 333-209022 and 811-23129) of NexPoint Real Estate Strategies Fund (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (j)(3), Exhibit (k)(7), Exhibit (k)(8) and Exhibit (k)(9) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 7 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 7 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

Part C

Other Information

Item 25. Financial Statements and Exhibits

2. Exhibits

(a)	Amended and Restated Agreement and Declaration of Trust of Registrant (4)

(b)	By-Laws (3)

(c)	Not applicable

(d)	Provisions of instruments defining the rights of holders of securities are contained in the Registrant’s Amended and Restated Agreement and Declaration of Trust and By-Laws

(e)	Not applicable

(f)	Not applicable

(g)	(1) Investment Advisory and Administrative Services Agreement, dated May 18, 2016, between the Registrant and NexPoint Advisors, L.P. (4)

(g)	(3) Advisory Agreement for REIT Subsidiary (5)

(h)	(1) Distribution Agreement, dated May 18, 2016, between the Registrant and Highland Capital Funds Distributor, Inc. (4)

(h)	(2) Form of Selling Agreement (3)

(h)	(3) Form of Shareholder Servicing Plan and Agreement (6)

(h)	(4) Distribution Plan for Class C Shares (4)

(h)	(5) Distribution Plan for Class L Shares (8)

(i)	Not applicable

(j)	(1) Master Custodian Agreement, dated October 1, 2012 (1)

(j)	(2) Notice to Master Custodian Agreement (6)

(j)	(3) Custody Agreement, dated October 3, 2018, between the Registrant and The Bank of New York Mellon (9)

(k)	(1) Amended and Restated Expense Limitation and Reimbursement Agreement, dated May 1, 2018, between the Registrant and NexPoint Advisors, L.P. (8)

(k)	(2) Master Sub-Administration Agreement, dated January 7, 2013, between NexPoint Advisors, L.P. and State Street Bank and Trust Company (2)

(k)	(3) Notice to Master Sub-Administration Agreement (8)

(k)	(4) Agency Agreement, dated August 5, 2014, between the Registrant and DST Systems, Inc. (6)

(k)	(5) Amendment No. 1 to Agency Agreement, dated June 10, 2016, between the Registrant and DST Systems, Inc. (6)

(k)	(6) Form of Joinder Agreement to Agency Agreement, dated September 6, 2016, between the Registrant and DST Systems, Inc. (8)

(k)	(7) Special Custody and Pledge Agreement, dated September 20, 2018, between the Registrant, State Street Bank and Trust Company, and BNP Paribas Securities Corp. (9)

(k)	(8) U.S. Prime Brokerage Agreement, dated September 25, 2018, between the Registrant and BNP Paribas Securities Corp. (9)

(k)	(9) Master Sub-Administration Agreement, dated July 23, 2018, between NexPoint Advisors, L.P., on behalf of the Registrant, and SEI Investments Global Funds Services (9)

(l)	(1) Opinion and Consent of Counsel (4)

(l)	(2) Opinion and Consent of Counsel (8)

(m)	Not applicable

(n)	Consent of Independent Registered Public Accounting Firm (8)

(o)	Not applicable

(p)	(1) Subscription Agreement dated April 19, 2016, between the Registrant and NexPoint Advisors, L.P. (6)

(p)	(2) Subscription Agreement dated June 9, 2016, between the Registrant and NexPoint Advisors, L.P. (6)

(q)	Not applicable

(r)	(1) Code of Ethics of the Registrant (6)

(r)	(2) Code of Ethics of NexPoint Advisors, L.P. (6)

(r)	(3) Code of Ethics of the Highland Capital Funds Distributor, Inc. (6)

(s)	(1) Powers of Attorney for Dr. Bob Froehlich, John W. Honis, Timothy K. Hui, Ethan Powell and Bryan A. Ward (6)

(s)	(2) Power of Attorney for Dustin Norris (7)

(1)	Incorporated by reference from Exhibit (j)(1) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-173004) filed by NexPoint Credit Strategies Fund on August 21, 2013.
(2)	Incorporated by reference from Exhibit (k)(4) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-173004) filed by NexPoint Credit Strategies Fund on August 21, 2013.
(3)	Incorporated by reference to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on April 22, 2016.
(4)	Incorporated by reference to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on June 17, 2016.
(5)	Incorporated by reference to Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on August 22, 2016.
(6)	Incorporated by reference to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on April 28, 2017.
(7)	Incorporated by reference to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on March 1, 2018.
(8)	Incorporated by reference to Post-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form N-2 filed with the SEC on April 26, 2018.
(9)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act) and the Investment Company Act of 1940, as amended (the “1940 Act”), the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas, on the 9th day of October, 2018.

NEXPOINT REAL ESTATE STRATEGIES FUND

/s/ James Dondero
James Dondero
President
(Principal Executive Officer)

Pursuant to the requirements of the 1933 Act and the 1940 Act, this Registration Statement has been signed by the following persons in the capacities set forth below on the 9th day of October, 2018.

Signature	Title

/s/ James Dondero James Dondero	President (Principal Executive Officer)

/s/ Brian Mitts Brian Mitts	Executive Vice President (Principal Financial and Principal Accounting Officer)

/s/ Ethan Powell* Ethan Powell	Chairman of the Board of Trustees

/s/ Timothy K. Hui* Timothy K. Hui	Trustee

/s/ Dr. Bob Froehlich* Dr. Bob Froehlich	Trustee

/s/ John Honis* John Honis	Trustee

/s/ Bryan A. Ward* Bryan A. Ward	Trustee

/s/ Dustin Norris* Dustin Norris	Trustee and Secretary

* By: /s/ Brian Mitts
Brian Mitts
Attorney in Fact*

*

Pursuant to powers of attorney filed as Exhibit (s)(1) to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on April 28, 2017 and as Exhibit (s)(2) to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement on March 1, 2018 and are incorporated herein by reference.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

(j)(3)	Custody Agreement, dated October 3, 2018, between the Registrant and The Bank of New York Mellon

(k)(7)	Special Custody and Pledge Agreement, dated September 20, 2018, between the Registrant, State Street Bank and Trust Company, and BNP Paribas Securities Corp.

(k)(8)	U.S. Prime Brokerage Agreement, dated September 25, 2018, between the Registrant and BNP Paribas Securities Corp.

(k)(9)	Master Sub-Administration Agreement, dated July 23, 2018, between NexPoint Advisors, L.P., on behalf of the Registrant, and SEI Investments Global Funds Services